Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

WHITE FANG ENERGY LLC

The undersigned, desiring to amend the Certificate of Formation of White Fang Energy LLC (the “Company”), pursuant to the provisions of the Delaware Limited Liability Company Act, does hereby certify as follows:

1.	The name of the Company is White Fang Energy LLC.

2.	The Certificate of Formation of the Company was originally filed on July 29, 2014 and assigned file number 5577244.

3.	Section FIRST of the Certificate of Formation of the Company shall be amended as follows to change the name of the Company:

“The name of the limited liability company formed hereby is Rattler Midstream LLC.”

IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment to the Certificate of Formation of the Company on this 15th day of March, 2017.

By:	/s/ Randall J. Holder
Name:	Randall J. Holder
Title:	Authorized Person